Exhibit 5.1

June 12, 2014

NeoStem, Inc.
420 Lexington Avenue, Suite 350
New York, New York 10170

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as special counsel in connection with the preparation of your Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering 1,554,250 shares of common stock, par value $0.001 per share (the “Shares”), of NeoStem, Inc., a Delaware corporation (the “Company”), that are issuable upon exercise of two classes of warrants previously issued by the Company in July 2011 and March 2012 as more particularly described in the Registration Statement.

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Shares covered by the Registration Statement have been duly authorized and, when issued in accordance with the terms and conditions of the respective warrant (including the due payment of any exercise price therefor specified in the respective warrant), will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER LLP